Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-272650) of Aspen Insurance Holdings Limited and in the related Prospectus of our report dated March 19, 2025, with respect to the consolidated financial statements of Aspen Insurance Holdings Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young Ltd. Hamilton, Bermuda March 19, 2025